EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-76776 of Saxon Capital, Inc. on Form S-8 of our reports dated March 15, 2005 relating to the consolidated financial statements of Saxon Capital, Inc. and management’s report of the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Saxon Capital, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Princeton, NJ
March 15, 2005